Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2021, with respect to the consolidated financial statements and schedule of Dion Holdco Limited, in the Amendment No. 3 to the Registration Statement (Form S-1 No. 333-259981) and related Prospectus of Candela Medical, Inc. dated October 22, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 22, 2021